Exhibit 99.3

News Release

FIS Completes Metavante Technologies Acquisition

Quick Facts

•	Combined company will be known as FIS

•	FIS launching new corporate identity and logo

•	Serving community banks and credit unions; mid-tier and large financial institutions; international banking; government; healthcare; and education payments

•	Metavante shareholders to receive 1.35 shares of FIS common stock for each share of Metavante common stock

JACKSONVILLE, Fla., Oct. 1, 2009 – Fidelity National Information Services, Inc. (NYSE: FIS) today announced the completion of its acquisition of Metavante Technologies, Inc. (NYSE: MV). Under terms of the merger agreement, FIS acquired all of the outstanding shares of Metavante common stock, with each Metavante shareholder receiving 1.35 shares of FIS common stock for each share of Metavante common stock held.

Today, the company also introduced a new corporate identity and logo. The combined company will be known as FIS, reflecting a strong global financial technology brand. This combination reinforces FIS’ position as the world’s largest provider of banking and payments technology.

“The combined scale, complementary product capabilities and market breadth of these two great companies will drive significant competitive advantages in the increasingly dynamic marketplace,” stated William P. Foley, II, FIS chairman. “This transaction will further strengthen FIS’ competitive position as a leading global provider of technology solutions and enable us to generate increased value for shareholders and customers.”

“With the completion of this strategic and transformative transaction, FIS has now enhanced its ability to deliver products and services, execute on a client cross-sales business model, and continue to grow globally,” said Frank Martire, FIS president and chief executive officer. “We will continue to make business and product investments and we will strategically integrate our products, where it makes sense to do so in order to deliver high-value solutions to our clients and prospects.”

“The new FIS will continue to serve individual market segments, including community banking and credit unions; mid-tier and large financial institutions; international banking; specialized payments in government, healthcare, and education; and focus on driving operational efficiencies and scale in order to serve our clients around the world,” said Gary Norcross, FIS corporate executive vice president and chief operating officer. “The FIS name conveys game-changing innovation, breadth and depth of products, and service with a local sensibility on a global scale.”

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FIS Completes Metavante Technologies Acquisition

In addition to Martire and Norcross, the new FIS leadership team includes the following executives:

•	Mike Hayford, Corporate Executive Vice President – Chief Financial Officer
•	Frank Sanchez, Corporate Executive Vice President – Strategic Solutions
•	Brent Bickett, Corporate Executive Vice President – Business Development
•	George Scanlon, Corporate Executive Vice President – Finance
•	Ron Cook, Corporate Executive Vice President – Chief Legal Officer and Corporate Secretary
•	Mike Oates, Corporate Executive Vice President – Chief Human Resources Officer
•	Anthony Jabbour, Executive Vice President – Financial Solutions
•	Frank D’Angelo, Executive Vice President – Payment Solutions
•	Jim Susoreny, Executive Vice President – Sales and Client Relations
•	Mark Davey, Executive Vice President – International
•	Brian Hurdis, Executive Vice President – Technology Services
•	Ram Chary, Executive Vice President – Global Commercial Services
•	Marcia Danzeisen, Senior Vice President – Global Marketing and Communications

“The combined experience of this leadership team, will ensure that we minimize risk as we integrate our organizations, as well as accelerate our return on this transaction benefiting clients, employees, and shareholders,” said Martire.

About FIS

FIS delivers banking and payments technologies to more than 14,000 financial institutions and businesses in more than 90 countries worldwide. FIS provides financial institution core processing, and card issuer and transaction processing services, including the NYCE Network. FIS maintains processing and technology relationships with 40 of the top 50 global banks, including nine of the top 10. FIS is a member of Standard and Poor’s (S&P) 500® Index and has been ranked the number one overall financial technology provider in the world by The American Banker newspaper and the research firm Financial Insights in their annual “FinTech 100” rankings. Headquartered in Jacksonville, Fla., FIS employs approximately 30,000 on a global basis. FIS is listed on the New York Stock Exchange under the “FIS” ticker symbol. For more information about FIS see www.fidelityinfoservices.com.

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For More Information:

Marcia Danzeisen, 904-854-5083 Senior Vice President FIS Global Marketing and Communications marcia.danzeisen@fnis.com	Mary Waggoner, 904-854-3282 Senior Vice President FIS Investor Relations mary.waggoner@fnis.com

Chip Swearngan, 414-357-3688 Vice President FIS Corporate Communications chip.swearngan@fnis.com